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Exhibit 99.1

Dot Hill Signs Agreement with Sun Microsystems

CARLSBAD, Calif.—May 28, 2002—Dot Hill Systems Corp. (NYSE:HIL) today announced it has entered into a multi-year product purchase agreement with Sun Microsystems, Inc. Under the terms of the agreement, Dot Hill will produce and private label certain products for Sun. As part of the relationship, Dot Hill will issue warrants to Sun, providing Sun with the opportunity to own roughly five percent of the outstanding common shares of Dot Hill.

"This is an extremely important opportunity for Dot Hill and we are obviously very pleased to have been selected by Sun," said Jim Lambert, Dot Hill's chief executive officer. "While the contract does not guarantee any minimum purchase amounts and we cannot say when customer shipments will begin, we expect it to have a positive impact on our business and financial results."

"We believe this agreement with Sun is validation that Dot Hill has world-class technology. We are committed to developing best of breed products that address current and future critical market requirements." Lambert continued.

About Dot Hill

Dot Hill is a leading provider of carrier-class data storage solutions and services. It is the only company that offers a family of storage systems that are both Network Equipment Building Systems (NEBS) Level 3 and MIL-STD-810F certified. Dot Hill's customers include many of the world's leading Internet service providers, common carriers, service and equipment providers, advanced technology and telecommunications companies, and government agencies. Dot Hill is an ISO 9002 certified company, and its web site is www.dothill.com.

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Dot Hill, the Dot Hill logo, SANnet, and Axis Storage Manager are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Certain statements contained in this press release regarding matters that are not historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill's expected future financial results, the future availability of any Dot Hill products and future sales of Dot Hill products to Sun Microsystems. The risks that contribute to the uncertain nature of the forward-looking statements include: the terms of the agreement with Sun, which does not provide for any minimum purchase amounts and allows for the return of product under certain circumstances, the risk that Sun may elect not to purchase, or to discontinue purchasing, Dot Hill's products, the timing and success of sales of Sun products that incorporate Dot Hill's systems, the risk that one or more of Dot Hill's significant suppliers or sub-contractors could fail to perform their agreements with Dot Hill, and any unforeseen technological, intellectual property, supply or engineering issues and changing customer preferences. However, there are many other risks not listed here that may affect the future business of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in the forms 10K and 10Q recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Dot Hill Signs Agreement with Sun Microsystems